Exhibit 15.2

FANGDA PARTNERS

Shanghai•Beijing•Shenzhen•Hong Kong•Guangzhou

http://www.fangdalaw.com

E-mail:	email@fangdalaw.com
Tel.:	86-21-2208-1166
Fax:	86-21-5298-5599
Ref.:	21GC0040

24/F, HKRI Center Two, HKRI Taikoo Hui
288 Shi Men Yi Road
Shanghai 200041, PRC

To:

JOYY Inc.
Building B-1, North Block of Wanda Plaza
No. 79 Wanbo Er Road
Nancun Town, Panyu District
Guangzhou 511442
The People’s Republic of China

April 28, 2021

Re:2020 Annual Report on Form 20-F of JOYY Inc.

Dear Sirs,

We consent to the reference to our firm under the headings “Item 3. Key Information—D. Risk Factors,” and “Item 4. Information on the Company—B. Business Overview—PRC Regulation,” n JOYY Inc.’s Annual Report on Form 20-F for the year ended December 31, 2020 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2021, and further consent to the incorporation by reference of the summaries of our opinions under these captions into the Company’s registration statements on Form S-8 (No. 333-187074, No. 333-215742, No. 333-229099) pertaining to JOYY Inc.’s 2009 Employee Equity Incentive Scheme and 2011 Share Incentive Plan, the Company’s registration statement on Form F-3 (No. 333-219961) and the Company's registration statement on Form S-8 (File No.333-234003) pertaining to JOYY Inc.'s 2019 Share Incentive Awards Arrangement. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report on Form 20- F for the year ended December 31, 2020.

Yours sincerely,

/s/ Fangda Partners
Fangda Partners